Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of LiveXLive Media, Inc. of our report dated June 29, 2018, relating to the consolidated financial statements of LiveXLive Media, Inc. as of March 31, 2018 and 2017 and for the years then ended, which appear in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 18, 2019